Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-33199) pertaining to the Chicago Bridge & Iron Savings Plan of our report dated June 15, 2012, with respect to the financial statements and schedule of the Chicago Bridge & Iron Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2011.

/s/ Calvetti, Ferguson & Wagner, P.C.

Houston, Texas

June 15, 2012